NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Sets Date for Annual Meeting of Stockholders

Declares Dividend of 33 Cents Per Share

SIOUX FALLS, S.D. – Feb. 29, 2008 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) reported that it has established May 21, 2008, as the date for the annual meeting of stockholders to be held in New York. The record date for the annual meeting is March 28, 2008, and pursuant to the provisions of the Company’s bylaws, stockholder proposals must be delivered to the Company by March 10, 2008. The proxy statement and annual report to stockholders will be available on the Company’s Web site at www.northwesternenergy.com approximately 40 days prior to the meeting date.

Dividend Declared

NorthWestern’s Board of Directors approved a quarterly common stock dividend of 33 cents per share. The dividend is payable on March 31, 2008, to common stockholders of record as of March 15, 2008.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 650,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.